Exhibit 5.1

August 20, 2026

Chilwa Minerals Limited

Level 28, 140 St George’s Terrace

Perth, WA 6005

Australia

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Australian counsel to Chilwa Minerals Limited, an Australian corporation (the “Company”), in connection with its filing of a registration statement on Form F-1, No. 333-297336, and any amendment thereto (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”).

The Registration Statement relates to the proposed offer and sale by the Company of up to 8,000,000 ordinary shares of the Company (the “Shares”) represented by 800,000 American Depositary Shares (the “ADSs”), warrants to purchase up to 800,000 ADSs (the “Warrants”) representing 8,000,000 Shares and 40,000 warrants offered to the Underwriter (the “Representative’s Warrants”) entitling the holder to purchase up to 5% of ADSs sold and representing 400,000 Shares (collectively, the “Securities”).

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)	the Registration Statement;

(b)	the prospectus (“Prospectus”) contained in the Registration Statement;

(c)	the Company’s Constitution;

(d)	a draft of the ADS Warrant Agent Agreement pursuant to which the Warrants will be issued;

(e)	a draft of the Representative’s Warrants; and

(f)	a search obtained from the Australian Securities and Investments Commission as at August 19, 2026.

We have also examined and relied upon a certificate, dated the date hereof, of the Company Secretary of the Company certifying the accuracy and completeness of the Constitution of the Company and resolutions of the Board of Directors of the Company dated July 25, 2026 and August 14, 2026. We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) all information contained in all documents reviewed by us is true and correct; (f) that resolutions of the Board of Directors of the Company that we have relied upon for the purposes of this opinion have not been, and will not be, varied or revoked after the date of this opinion and that the meetings of the Board of Directors of the Company at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed; (g) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (h) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (i) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Our opinion is subject to (i) the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption that it will remain effective at the time of issuance of any Securities thereunder); (ii) the Securities to be sold under the Registration Statement being duly authorized by the Board of Directors and the Company’s shareholders (to the extent required under the listing rules of the Australian Securities Exchange); (iii) the agreed upon consideration being received for the issue of the Securities; (iv) the issuance of the Warrants and the Representative’s Warrants being duly authorized by the Board of Directors and the Company’s shareholders (to the extent required under the listing rules of the Australian Securities Exchange); (v) a definitive purchase, underwriting or similar agreement with respect to any Securities will be duly authorized and validly executed and delivered by the Company and the other parties thereto; (vi) a definitive form of the Warrants will be duly authorized and validly executed and delivered by the Company; and (vii) the terms of the issuance and sale of the Securities and the issuance of the Warrants and Representative’s Warrants being in conformity with the Company’s Constitution, the Australian Corporations Act 2001 (the “Corporations Act”) and the listing rules of the Australian Securities Exchange, and in the manner stated in the Registration Statement, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia in good standing (as such term is not defined under the Corporations Act, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issuance of the Shares, the Warrants and the Representative’s Warrants has been duly authorized;

(c)	when issued and paid for as contemplated by Prospectus included in the Registration Statement, the Shares represented by ADSs will be legally issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of ordinary shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares);

(d)	the Warrants and the Representative’s Warrants have been approved by the Company’s Board of Directors and duly authorized, executed and delivered by the Company, and the Warrants and the Representative’s Warrants will be valid and binding obligations of the Company; and

(e)	upon the exercise of any Warrants and Representative’s Warrants and the Company receiving any additional consideration which is payable upon the exercise of the Warrants and Representative’s Warrants, the ordinary shares representing the ADSs issuable upon the exercise of the Warrants and the Representative’s Warrants will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws, in particular as to whether an agreement or security which is governed by a law other than such laws is valid and binding. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rimôn Law Pty Ltd
Rimôn Law Pty Ltd

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